CONFIRMING STATEMENT

I, R. Scott Walters, hereby authorize and designate Kathryn E. Burns, Vice President, Director of Finance of Monroe Bank, to sign Securities and Exchange Commission Form 4 and Form 5 on my behalf. This authorization shall be in effect until December 31, 2010.



Signed:

/s/ R. Scott Walters
R. Scott Walters
Senior Vice President, Wealth Management Group
Monroe Bank

Date:  December 7, 2005